545 E. John Carpenter Freeway, Suite 1300 Irving, TX 75062 ph: 972-444-4900 nyse: fch

For Immediate Release:

FELCOR ANNOUNCES PROPOSED SENIOR NOTES OFFERING

IRVING, Texas…May 14, 2015 - FelCor Lodging Trust Incorporated (NYSE: FCH) and its subsidiary, FelCor Lodging Limited Partnership (“FelCor LP”), today announced that, subject to market conditions, FelCor LP intends to offer $475 million of senior unsecured notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States under Regulation S of the Securities Act. The pricing and terms are to be determined.

FelCor LP intends to use the proceeds of the offering, together with cash on hand and/or funds drawn under its line of credit, to purchase all of its outstanding 6.75% Senior Secured Notes due 2019 (“6.75% Notes”), pursuant to a tender offer, to pay fees and expenses of the offering and tender offer and to redeem any 6.75% Notes that remain outstanding thereafter.

The notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
This press release shall not constitute an offer to sell or a solicitation of an offer to purchase these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

This press release contains forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include: adverse conditions in the capital markets and the failure of holders to participate in the tender offer; changes in federal or state securities laws; and changes in our business and financial condition. FelCor and FelCor LP assume no obligation to update forward-looking information contained in this press release.
About FelCor
FelCor, a real estate investment trust, owns a diversified portfolio of primarily upper-upscale and luxury hotels that are located in major and resort markets. FelCor partners with leading hotel companies to operate its hotels, which are flagged under globally renowned brands and premier independent hotels. Additional information can be found on the Company’s website at www.felcor.com.
Contact:
Stephen A. Schafer, Senior Vice President
(972) 444-4912 sschafer@felcor.com

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